Exhibit 8.1

1717 Main Street, Suite 3700 Dallas, Texas 75201-7301 214.659.4400 Phone 214.659.4401 Fax andrewskurth.com

October 2, 2014

Ashford Inc.
14185 Dallas Parkway, Suite 1100
Dallas, TX 75254

Ladies and Gentlemen:

We have acted as counsel to Ashford Inc., a Delaware corporation (the “Company”), in connection with the preparation of a prospectus (the “Prospectus”) included in a registration statement No. 333-197191 (the “Registration Statement”) on Form S-4 filed by the Company with the Securities and Exchange Commission (the “SEC”) with respect to Ashford Inc.’s offer to exchange shares of the Company’s common stock, par value $0.01 per share, for up to 99% of the common units of Ashford Hospitality Advisors LLC (“Ashford LLC”) held by unit holders other than Ashford OP Limited Partner LLC, in even multiples of 55 units.  You have requested our opinion as to certain United States federal income tax matters in connection with the Registration Statement.

In connection with our opinion, we have examined and relied upon the following:

1.              the Company’s Amended and Restated Certificate of Incorporation, in the form filed with the Registration Statement;

2.              the Company’s Amended and Restated Bylaws, in the form filed with the Registration Statement;

3.              the Registration Statement, including the form of the Prospectus included therein;

4.              the Certificate of Formation of Ashford LLC, effective April 5, 2013, as certified by the Secretary of State of the State of Delaware;

5.              the Amended and Restated Agreement of Limited Liability Company of Ashford LLC, in the form filed with the Registration Statement;

6.              the Separation and Distribution Agreement by and between Ashford Hospitality Trust, Inc., a Maryland corporation, Ashford Hospitality Limited Partnership, a Delaware limited partnership, the Company, and Ashford LLC, a wholly-owned subsidiary of Ashford Hospitality Trust Limited Partnership prior to the separation and distribution, in the form filed with the Registration Statement; and

7.              such other documents, records and matters of law as we have deemed necessary or appropriate for rendering this opinion.

In our examination, we have assumed (i) the authenticity and completeness of all original documents reviewed by us in original or copy form, (ii) the conformity to the original documents of all documents reviewed by us as copies, including electronic copies and conformed copies, (iii) the due authorization, capacity, execution and delivery on behalf of the respective parties thereto of all documents referred to herein and the legal, valid and binding effect thereof on such parties, (iv) the genuineness of all signatures on documents examined by us, (v) the truth, accuracy and completeness of the information, factual matters, representations and warranties contained in the records, documents, instruments and certificates we have reviewed and (vi) each unexecuted document submitted to us for our review will be executed in a form materially identical to the form we reviewed.  We have further assumed that each of the parties to each of the documents referred to herein fully complies with all of its obligations thereunder and that there are no arrangements, understandings or agreements among any of the parties relating to such documents other than those evidenced by such documents.  We have also assumed that no action has been or will be taken by the Company, Ashford LLC, partnership, limited liability company and trust subsidiaries of the Company or corporate subsidiaries of the Company or Ashford LLC after the date hereof that would have the effect of altering the facts upon which the opinion set forth below is based.

Based on the documents and assumptions set forth above and the discussion in the Prospectus under the caption, “Material U.S. Federal Income Tax Consequences” (which is incorporated herein by reference), we are of the opinion that the descriptions of the law and the legal conclusions contained in the Prospectus under the caption “Material U.S. Federal Income Tax Consequences” are correct in all material respects, and the discussion thereunder expresses the opinion of Andrews Kurth LLP insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters.

It is not possible to predict whether the statements, representations, warranties or assumptions on which we have relied to issue this opinion will continue to be accurate in the future.  We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above.

The foregoing opinion is limited to the United States federal income tax matters addressed herein, and no other opinions are rendered with respect to other United States federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality.  The foregoing opinion is based on current provisions of the Code and the Treasury regulations thereunder (the “Regulations”), published administrative interpretations thereof, and published court decisions, all of which are subject to change and new interpretation, both prospectively and retroactively.  Although the conclusions set forth herein represent our best judgment as to the probable outcome on the merits of such matters, the Internal Revenue Service and the courts are not bound by, and may disagree with, the conclusions set forth herein.  This opinion is rendered only as of the date hereof, and we assume no obligation to update our opinion to address other facts or any changes in law or interpretation thereof that may hereafter occur or hereafter come to our attention.  If any one of the statements, representations, warranties or assumptions that we have relied upon to issue this opinion is incorrect in a material respect, our opinion might be adversely affected and may not be relied upon.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  We also consent to the reference to Andrews Kurth LLP under the caption “Material U.S. Federal Income Tax Consequences” in the Prospectus.  In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

Very truly yours,

/s/ Andrews Kurth LLP

TRP; WSB